EXHIBIT 10.5.2

AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

This Amendment No. 1 to the Distribution Agreement (this “Amendment”), effective as of February 24, 2012 (the “Amendment Date”), is entered into by and between Cook Biotech Incorporated, an Indiana corporation having a place of business at 1425 Innovation Place, West Lafayette, Indiana 47906 (“Cook”), and AxoGen, Inc, a Delaware corporation having a place of business at 13859 Progress Blvd, Alachua, FL, 32615 (“Distributor”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Original Agreement (as defined below).

WITNESSETH

WHEREAS, the Parties have heretofore entered into the Distribution Agreement dated as of August 27, 2008 ( the “Original Agreement”); and

WHEREAS, the Parties wish to amend the Original Agreement in certain respects as described herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Amendments.

(a) Article X(A) shall be replaced in its entirety with the following:

“The term of this Agreement commences on the Effective Date and continues in full force and effect for a period of (7) seven years thereafter unless extended by mutual agreement of the parties or earlier terminated in accordance with this Article X (“Initial Term”). Following the Initial Term, the Agreement shall automatically renew for an additional seven (7) year period, unless extended by mutual agreement of the parties or earlier terminated in accordance with this Article X, and provided that the parties agree to meet at least ninety (90) days before the end of the Initial Term to review whether the Purchase Price of the Product needs to be adjusted and reasonably agree to such adjustment in writing, where such agreement shall not be unreasonably withheld (“Additional Term”).

(b) Article X(C), shall be replaced in its entirety with the following:

“Distributor may terminate this Agreement, without cause, at any time upon sixty (60) days prior written notice of termination to Cook. Cook may: i) terminate this Agreement at any time upon written notice to Distributor with respect to any Product in the event that the parties fail to reach an agreement as to Minimum Quantities under Article V(G) and Distributor fails to generate commercially reasonable sales of Product as measured by sales similar to a competitive product at the same stage in its commercial launch as verified by a mutually acceptable third-party; or ii) Cook may terminate Distributor’s rights in specific countries within the Territory based upon a third party allegation within that specific country or a judgment issued by a court of proper jurisdiction in that specific country that such Product infringes a third party patent not licensed to Distributor in that specific country where such Product is being marketed, provided, that such termination shall not terminate Cook’s obligations pursuant to Section F of Article IV.”

2.	Governing Law. This Amendment shall be construed and interpreted in accordance with the laws of Delaware, without giving effect to the choice-of-law provisions thereof.

3.	Counterparts. This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same documents. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

4.	Distribution Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Distribution Agreement shall remain in full force and effect. As amended hereby, the Distribution Agreement is ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

AXOGEN, INC.

By:	/s/ Karen Zaderej
Name: Karen Zaderej
Title: Chief Executive Officer
Date: 3/14/2012

COOK BIOTECH INCORPORATED

By:	/s/ Dennis D. Abbott
Name: Dennis D. Abbott
Title: Director of Global Business Development
Date: 3/14/2012